Exhibit 99.1

Press Release September 12, 2011	7575 West Jefferson Boulevard Fort Wayne, IN 46804-4131 260.969.3500 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Third Quarter Cash Dividend and Provides Third Quarter Earnings Guidance

Fort Wayne, Indiana, September 12, 2011—Steel Dynamics, Inc. (NASDAQ /GS: STLD) today announced that its board of directors has declared a quarterly cash dividend of $0.10 per common share.  The dividend is payable on or about October 14, 2011, to shareholders of record at the close of business on September 30, 2011.

The company also expects third quarter earnings to be in the range of $0.18 to $0.22 per diluted share, higher than third quarter 2010 earnings of $0.09 per diluted share, but lower than second quarter 2011 earnings of $0.43 per diluted share, primarily due to the substantial drop in anticipated third quarter flat rolled earnings.  Despite the continuation of relatively low service-center inventory levels, flat rolled demand during July and August did not materially improve, pricing remained a challenge, and the cost of raw materials, specifically steel scrap, did not decline in step with steel prices, all of which resulted in reduced third quarter margins.  In contrast, earnings contributed by the company’s long product steel operations for the third quarter are expected to improve based on increased volumes and expanding margins, most notably for the company’s special-bar-quality steels.

Earnings from the company’s metals recycling and ferrous resources and fabrication operations are expected to be consistent with those achieved in the second quarter 2011.  Overall, renewed uncertainty within the U.S. and global economies continues to negatively impact corporate and consumer spending, resulting in a challenging demand environment.  The company believes if more economic clarity develops throughout the remainder of the year, demand could be expected to increase, along with steel pricing and margins which have already started to move, with the potential to positively impact fourth quarter results, given the low levels of existing inventories throughout the supply chain.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager / (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com